Exhibit 12.1

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months Ending		Years Ended December 31,
	September 30, 2003		2002		2001		2000		1999		1998

EARNINGS AVAILABLE FOR
FIXED CHARGES
Pre-tax income:
Income from continuing operations	$129,971		$118,750		$121,588		$193,831		$185,567		$169,612
Income taxes	62,460		59,260		79,838		129,823		109,164		105,814
Income taxes charged to other income - net	3,042		2,212		4,590		1,411		2,909		3,986
Capitalized interest	(1,955)		(1,397)		(833)		(1,264)		(3,692)		(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--		--		--		--		--		--

Total	$193,518		$178,825		$205,133		$323,801		$293,948		$277,630

Fixed charges:
Interest expense	$191,302		$198,346		$194,505		$184,405		$160,966		$146,248
Other interest	1,955		1,397		883		1,264		3,692		1,782
Portion of rentals representative of
the interest factor	7,194		7,458		7,379		5,002		4,575		2,878

Total	$200,451		$207,201		$202,767		$190,671		$169,233		$150,908

Earnings available for combined fixed charges	$393,969		$386,026		$407,900		$514,472		$463,181		$428,538

RATIO OF EARNINGS TO FIXED CHARGES	1.97	x	1.86	x	2.01	x	2.69	x	2.74	x	2.84	x

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months Ending	Years Ended December 31,
	September 30, 2003	2002	2001	2000	1999	1998

EARNINGS AVAILABLE FOR COMBINED
FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS
Pre-tax income:
Income from continuing operations	$129,971	$118,750	$121,588	$193,831	$185,567	$169,612
Income taxes	62,460	59,260	79,838	129,823	109,164	105,814
Income taxes charged to
other income - net	3,042	2,212	4,590	1,411	2,909	3,986

Subtotal	195,473	180,222	206,016	325,065	297,640	279,412
Capitalized interest	(1,955)	(1,397)	(883)	(1,264)	(3,692)	(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--	--	--	--	--	--

Total	$193,518	$178,825	$205,133	$323,801	$293,948	$277,630

Fixed charges:
Interest expense	$191,302	$198,346	$194,505	$184,405	$160,966	$146,248
Other interest	1,955	1,397	883	1,264	3,692	1,782
Portion of rentals representative of
the interest factor	7,194	7,458	7,379	5,002	4,575	2,878

Total	$200,451	$207,201	$202,767	$190,671	$169,233	$150,908

Earnings available for combined fixed charges
and preferred dividend requirements	$393,969	$386,026	$407,900	$514,472	$463,181	$428,538

DIVIDEND REQUIREMENT
Fixed charges above	200,451	207,201	202,767	190,671	169,233	150,908
Preferred dividend requirements below	10,104	11,885	14,255	15,084	17,747	21,421

Total	$210,555	$219,086	$217,022	$205,755	$186,980	$172,329

	12 Months Ending		Years Ended December 31,
	September 30, 2003		2002		2001		2000		1999		1998

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS	1.87	x	1.76	x	1.88	x	2.50	x	2.48	x	2.49	x

COMPUTATION OF PREFERRED DIVIDEND
REQUIREMENTS:
(a) Pre-tax income	$195,473		$180,222		$206,016		$325,065		$297,640		$279,412
(b) Income from continuing operations	$129,971		$118,750		$121,588		$193,831		$185,567		$169,612
(c) Ratio of (a) to (b)	1.5040		1.5177		1.6944		1.6771		1.6039		1.6474
(d) Preferred dividends	$6,718		$7,831		$8,413		$8,994		$11,065		$13,003
Preferred dividend requirements
[(d) multiplied by (c)]	$10,104		$11,885		$14,255		$15,084		$17,747		$21,421